Exhibit 3.1

AMENDMENT NO. 6

TO THE

SECOND AMENDED AND RESTATED BY-LAWS

OF

EMPIRE RESORTS, INC.

EFFECTIVE MARCH 14, 2011

The Second Amended and Restated By-Laws (the “By-laws”) of the Empire Resorts, Inc. are hereby amended as follows:

SECTION 2.2 of ARTICLE II of the By-laws is hereby amended and restated in its entirety to read as follows:

“SECTION 2.2.  ELECTION AND TERM OF DIRECTOR.  At the 2011 annual meeting of stockholders of the Corporation and thereafter each director shall be elected for a one-year term expiring at the next annual meeting of stockholders of the Corporation and until such director’s successor shall have been elected and qualified.”

SECTION 2.3 of ARTICLE II of the By-laws is hereby amended and restated in its entirety to read as follows:

“SECTION 2.3.  NEWLY CREATED DIRECTORSHIPS AND VACANCIES.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, although less than a quorum, and a director so chosen shall hold office, subject to Sections 2.4 and 2.5, until the next stockholders’ meeting at which directors are elected and until his successor is elected and qualified.”

SECTION 2.5 of ARTICLE II of the By-laws is hereby amended and restated in its entirety to read as follows:

“SECTION 2.5.  REMOVAL.  Unless these By-Laws or the Certificate of Incorporation otherwise provides, any director or the entire Board of Directors may be removed by stockholders only for cause, and the affirmative vote of eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or the affirmative vote of at least a majority of the Whole Board, shall be required to effect such removal.”

SECTION 2.7 of ARTICLE II of the By-laws is hereby amended and restated in its entirety to read as follows:

“SECTION 2.7.  SPECIAL MEETINGS: NOTICE. A special meeting of the Board of Directors may be called at any time by the Board of Directors, its Chairman, the Executive Committee, the President or any person acting in the place of the President and shall be called by any one of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by at least two directors.  Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting.  Notice of such meeting stating the time and place thereof shall be given in person, by telephone, hand delivery, electronic transmission, facsimile or similar communication method, in each case at least 24 hours before the time fixed for the meeting.”